EXHIBIT 6.1

                        PROXY FOR RECORDLAB CORPORATION
                              COMMON VOTING STOCK


         BE IT KNOWN, that BP SOFTWARE, LTD. ("BP"), the undersigned Shareholder of recordLab Corporation, hereby constitute and appoint FUTURE ARTS, LTD. ("PROXY HOLDER"), as BP's true and lawful attorney and agent for me and in BP's name, place and stead, to vote as my proxy at any Meeting of the Shareholders and of the said corporation, for the transaction of any business which may legally come before the meeting, and for BP and in BP's name, to act as fully as BP could do if personally present; and BP herewith revokes any other proxy heretofore given. This proxy shall be irrevocable for a period of one hundred twenty-one (121) days from the date of execution.

         WITNESS my hand and seal this 1st day of December, 2000.

BP SOFTWARE, LTD., a Texas limited partnership
By BP Software, L.L.C., its general partner


By: /S/ SHAUL C. BARUCH
   -------------------------------------------
   Name: Shaul C. Baruch
   Title: Its Managing Member


STATE OF TEXAS          |
                        |SS.
COUNTY OF DALLAS        |


         On December 1, 2000, before me, STACY WHITNEY, a Notary Public, in and for said State, personally appeared SHAUL C. BARUCH, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that she executed the same in her authorized capacity(ies), and that by her signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

         WITNESS my hand and official seal,

[SEAL]       STACY WHITNEY                            /S/ STACY WHITNEY
         MY COMMISSION EXPIRES                        Notary Public
            APRIL 11, 2002